UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 20, 2024

Sage Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36544	27-4486580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Cambridge Parkway Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 299-8380

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SAGE	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

On September 20, 2024, Biogen MA, Inc. and Biogen International GmbH (collectively, “Biogen”) notified Sage Therapeutics, Inc. (the “Company”) of its termination of the Collaboration and License Agreement, dated November 27, 2020, by and between the Company and Biogen (as amended to date, the “Collaboration Agreement”), solely with respect to products containing the Company’s SAGE-324 molecule (the “Licensed 324 Products”) on a worldwide basis (the “Territory”), effective February 17, 2025 (the “Termination Effective Date”). In accordance with the terms of the Collaboration Agreement, Biogen has the right to terminate the Collaboration Agreement for its convenience (i) in its entirety, (ii) on a Product Class (as defined below)-by-Product Class basis in specified territories, or (iii) for a Product Class in its entirety. The Company and Biogen recently announced negative results from the Phase 2 KINETIC 2 Study of SAGE-324 for the chronic treatment of essential tremor and the parties’ decision to discontinue further clinical development of SAGE-324 in essential tremor. In accordance with the Collaboration Agreement, the Company and Biogen continue to partner on ZURZUVAE® (zuranolone), the first and only FDA-approved oral treatment for women with postpartum depression.

As previously disclosed, under the Collaboration Agreement, the Company and Biogen agreed to jointly develop and commercialize products containing the Company’s SAGE-217 molecule (the “Licensed 217 Products”) and Licensed 324 Products (together with the Licensed 217 Products, “Licensed Products” and each of the Licensed 217 Products and Licensed 324 Products, a “Product Class”) in the United States and to permit Biogen to solely develop and commercialize the Licensed Products in all other countries except, with respect to the Licensed 217 Products, Japan, South Korea and Taiwan. Pursuant to the Collaboration Agreement, the Company granted to Biogen a non-transferable, sublicensable (subject to specified exceptions) license to certain intellectual property of the Company as needed to perform the activities under the Collaboration Agreement. Each of the Company and Biogen continues to be responsible for its respective share of costs for ongoing activities related to the Licensed 324 Products in accordance with the terms of the Collaboration Agreement until the Termination Effective Date.

As a result of the termination, as of the Termination Effective Date, all licenses granted by the Company to Biogen or by Biogen to the Company regarding the Licensed 324 Products shall expire with respect to the Licensed 324 Products in the Territory. Biogen shall grant to the Company an irrevocable, perpetual license for any Biogen background technology, Biogen collaboration technology or joint collaboration technology that exists as of the Termination Effective Date with respect to the Licensed 324 Products in the Territory, in each case in accordance with the terms of the Collaboration Agreement.

In connection with the parties’ entry into the Collaboration Agreement, Biogen MA, Inc. also entered into a stock purchase agreement with the Company, pursuant to which Biogen has certain continuing rights and obligations with respect to its shares of the Company.

The foregoing description of the terms and conditions of the Collaboration Agreement material to the Company is qualified in its entirety by reference to the Collaboration and License Agreement, dated November 27, 2020, by and between the Company and Biogen, a copy of which was filed with the Securities and Exchange Commission (the “Commission”) on the Company’s Annual Report on Form 10-K on February 24, 2021, as modified by that certain Side Letter, a copy of which was filed with the Commission on the Company’s Quarterly Report on Form 10-Q on November 2, 2021, each of which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2024		SAGE THERAPEUTICS, INC.

	By:	/s/ Anne Marie Cook
Anne Marie Cook
Senior Vice President, General Counsel